Exhibit 21
LIST OF OFFICE DEPOT INC.’S SIGNIFICANT SUBSIDIARIES

Name	Jurisdiction of Incorporation
Eastman Office Supplies, Inc.	Delaware
OCS Acquisition Corporation	Delaware
Office Depot Delaware Overseas Finance No. 1, LLC	Delaware
The Office Club, Inc.	California
Office Depot Overseas Limited (1)	Bermuda
Viking Direct B.V.	Netherlands
Office Depot Cooperatief W.A.	Netherlands
Office Depot Europe Holdings Limited	United Kingdom
Office Depot (Holdings) Limited	United Kingdom
Office Depot (Holdings) 2 Limited	United Kingdom
Office Depot UK Limited	United Kingdom
Reliable UK Limited	United Kingdom
Office Depot International (UK) Limited	United Kingdom
Office Depot Netherlands B.V.	Netherlands
Heteyo Holding B.V. (2)	Netherlands
Office Depot (Operations) Holdings BV	Netherlands
Office Depot International BV	Netherlands
Office Depot Cyprus Limited	Cyprus
Guilbert Luxembourg Sarl	Luxembourg
Office Depot Deutschland GmbH	Germany
Office Depot BS SAS	France
OD SAS	France
OD Network	China

(1)	Includes 93 subsidiaries in the same line of business, including Office Depot International (UK) Limited, Office Depot International BV, Viking Direct B.V., Office Depot Cooperatief W.A., Office Depot Europe Holdings Limited, Office Depot (Holdings) Limited, Office Depot (Holdings) 2 Limited, Office Depot UK Limited, Reliable UK Limited, Office Depot Cyprus Limited, Office Depot Netherlands B.V., Guilbert Luxembourg Sarl, Office Depot Deutschland GmbH, Office Depot BS SAS, OD SAS, Office Depot (Operations) Holdings B.V., OD Network, Heteyo Holding B.V., and Office Depot Delaware Overseas Finance No. 1, LLC.

(2)	Includes 6 subsidiaries in the same line of business

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